UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2009
Flagstar Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	1-16577 (Commission File Number)	38-3150651 (I.R.S. Employer Identification No.)

5151 Corporate Drive, Troy, Michigan (Address of principal executive offices)	48098 (Zip Code)
(248) 312-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Departure of Directors or Certain Officers
On October 22, 2009, Thomas J. Hammond announced his decision to retire as Chairman of the Board of Directors of Flagstar Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Flagstar Bank, FSB (the “Bank”), and resign from the respective Boards of Directors, effective immediately.
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Upon receipt of the requisite approvals on October 23, 2009, the Company entered into the employment agreement (the “Employment Agreement”) with Salvatore J. Rinaldi to serve as Executive Vice-President and Chief of Staff of the Company and the Bank. Mr. Rinaldi, age 54, was Executive Vice-President and Chief of Staff of Sovereign Bancorp, Inc. until February 2009. Mr. Rinaldi joined Sovereign Bancorp in August 1998 and served in a variety of senior positions including managing all acquisitions and integrations for the organization. Additionally, Mr. Rinaldi managed most major initiatives for the bank as well as the supervision of the IT, Operations and Administrative functions. From March 1, 2009 until joining Flagstar, Mr. Rinaldi provided various consulting services.
The significant terms of the Employment Agreement are summarized below:
• Term. The Employment Agreement is effective as of October 19, 2009 and continues from then to December 31, 2009 (the “Stub Period”) and from the end of the Stub Period to December 31, 2012 (the “Initial Term”), and shall continue thereafter for successive terms of one (1) year following the Initial Term. The Stub Period, the Initial Term and each one-year term thereafter are collectively referred to as the “Term.” The Company and Mr. Rinaldi may terminate the Employment Agreement by giving notice two months prior to the end of the Initial Term and any subsequent year.
• Salary. Mr. Rinaldi’s base salary under the Employment Agreement during the Stub Period is $45,833 per month and during the Initial Term is $550,000 annually. Following the Initial Term, the annual base salary shall be reviewed for adjustment at the discretion of the Board of Directors annually (but may not be decreased below $550,000). Mr. Rinaldi’s share salary under the Employment Agreement during the Stub Period is $25,000 per month and during the Initial Term is $300,000 annually. Following the Initial Term, the annual share salary shall be reviewed for increase (but not decrease) at the discretion of the Board of Directors annually. The share salary shall be paid in shares of the Company’s common stock pursuant to the Company’s 2006 Equity Incentive Plan, and the number of shares will be determined each pay period by dividing the amount of salary to be paid for that pay period by the reported closing price on the New York Stock Exchange for a share of the Company’s common stock on the pay date for such pay period. The Company and Mr. Rinaldi will enter into a Stock Award Agreement in the form attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference
• Discretionary Shares. The Company may grant to Mr. Rinaldi (as determined by the Board of Directors or a committee thereof, in its sole discretion) restricted shares of the Company’s common stock in an amount equal up to 33% of his annual compensation (as defined in the Emergency Economic Stabilization Act of 2008, as amended, and the regulations promulgated thereunder (the “TARP Rules”)) at the Company’s discretion.
• Business Expenses and Fringe Benefits. During the Term, Mr. Rinaldi will be entitled to reimbursement of all business expenses that are reasonable and appropriate. In addition, Mr. Rinaldi will receive such fringe and other benefits and prerequisites as are regularly and generally provided to other senior executives of the Company, subject to, among other things, the TARP Rules.
• Covenant not to Solicit. Mr. Rinaldi has agreed that during the term of the Employment Agreement and for a period of one year following termination of his employment with the Company other than for Good Reason (as defined in Section 2.08 of the Employment Agreement) or any termination of Mr. Rinaldi’s employment by the Company, Mr. Rinaldi will not, directly or indirectly, on behalf of himself or any other person or entity, hire, engage or solicit to hire for employment or consulting or other provision of services, any person who is actively employed

(or in the six months preceding Mr. Rinaldi’s termination of employment with the Company was actively employed) by the Company, except for rehire by the Company.
• Agreement Subject to TARP. So long as the Company is subject to the TARP Rules, the provisions of the Employment Agreement are subject to and shall be interpreted to be consistent with such requirements.
The foregoing summary of the Employment Agreement, including the Purchase Agreement attached as Exhibit A thereto, does not purport to be complete and is qualified in its entirety by a copy of the Employment Agreement, including the Purchase Agreement attached as Exhibit A thereto, which is attached hereto and filed as Exhibit 10.2 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.
On October 22, 2009, the Company issued a press release announcing that Mr. Hammond will retire as Chairman of the Board of Directors of the Company and the Bank and resign from the respective Boards of Directors, effective immediately. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
The information in this Item 7.01, including the exhibit attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any other purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits
     (c) The following exhibits are being furnished herewith:

Exhibit No.	Exhibit Description
10.1	Form of Stock Award Agreement
10.2	Employment Agreement
99.1	Press Release dated October 22, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FLAGSTAR BANCORP, INC.
Dated: October 28, 2009	By:	/s/ Paul D. Borja
Paul D. Borja
Executive Vice-President and CFO